Exhibit 99.2

Vallon Pharmaceuticals Announces Closing of Initial Public Offering

February 12, 2021

PHILADELPHIA, PA, Feb. 12, 2021 (GLOBE NEWSWIRE) -- Vallon Pharmaceuticals Inc. (NASDAQ: VLON) (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of CNS disorders, today announced the closing of its initial public offering of 2,250,000 shares of common stock at a public price offering of $8.00 per share. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Vallon, were $18.0 million. In addition, Vallon has granted the underwriters a 45-day option to purchase up to an additional 337,500 shares of Vallon’s common stock at the initial public offering price, less underwriting discounts and commissions. Vallon’s common stock began trading on the Nasdaq Capital Market on February 10, 2021 under the ticker symbol “VLON.”

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering.

A registration statement relating to the securities being sold in the offering was declared effective by the Securities and Exchange Commission (“SEC”) on February 9, 2021. This offering was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, NY 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com. These documents may also be obtained free of charge, when they are available, by visiting the SEC's website at http://www.sec.gov/.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vallon Pharmaceuticals Inc.

Vallon Pharmaceuticals Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with central nervous system (CNS) disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

Forward Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:

JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com